EXHIBIT 99.1

Conference Call Transcript

LRN — Q4 2009 K12 Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Keith Haas

K12 Inc. — SVP — Finance & IR

Ron Packard

K12 Inc. — CEO

John Baule

K12 Inc. — COO, CFO

CONFERENCE CALL PARTICIPANTS

Suzi Stein

Morgan Stanley — Analyst

Sara Gubins

Banc of America/Merrill Lynch — Analyst

Amy Junker

Robert W. Baird — Analyst

Jeff Silber

BMO Capital Markets — Analyst

Ariel Sokol

Wedbush Morgan Securities — Analyst

Kelly Flynn

Credit Suisse — Analyst

Charles Kantor

Neuberger Berman — Analyst

Todd Young

Morningstar — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the Fourth Quarter 2009 K12 Inc. Earnings Conference Call. My name is Lauren and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question and answer session towards the end of this conference.

(Operator Instructions)

I would now like to turn the presentation over to your host for today’s call, Mr. Keith Haas. Please proceed.

Keith Haas - K12 Inc. — SVP — Finance & IR

Thank you. Good morning, and welcome to the K12 fourth quarter fiscal year 2009 earnings conference call. Before we begin, the company would like to remind you that statements made during this conference call and that are not historical facts may be considered forward-looking statements, made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied. In addition, this conference call contains time-sensitive information that reflects the management’s best analysis only as of the date of this live call.

K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information concerning issues that could materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q and 10K filings with the SEC. These filings can be found on the investor relations section of our website, www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the US or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release and was also posted on our website.

This call is open to the public and is being webcast simultaneously on our website. The call will be available for replay for 60 days. With me on today’s call are Ron Packard, founder and CEO, and John Baule, COO and CFO. Following our prepared remarks, we will answer any questions you may have. I will now turn the call over the Ron.

Ron Packard - K12 Inc. — CEO

Good morning. And welcome to K12’s fiscal year 2009 earnings call. We had a record year despite an extraordinarily difficult environment. Our financial results exceeded our guidance, and other developments in our business were positive as well.

K12 plans to increase its share in the virtual education market by investing in educational quality, hiring great people with a passion for helping children learn and improving student recruitments. It is that culture, centered around educational excellence, that provides K12 with a distinctive competitive advantage.

We ended the year with revenue of $315 million, an increase of almost 40% over last year. EBITDA was approximately $43 million, almost a 70% increase over last year’s amount. This performance was achieved as a severe recessionary economy where funding was cut in mid-year in many of our states.

These funding reductions were almost unprecedented. Through zealous cost cutting and strong management, we were able to adjust. Our employees ratcheted up their intensity and drove large productivity increases.

Our business also continues to scale quite nicely. We are working hard on the cost side, as well as on the revenue side to improve our operating leverage. While it is not clear when the states’ fiscal problems will end, we are engineering our business to be more efficient on a long term basis.

Beyond same state enrollment growth, we were adding new states. In the past school year, we opened up virtual public schools in four more states, Oregon, South Carolina, Indiana and Hawaii. In Indiana, we opened hybrid schools in Indianapolis and Muncie, similar to the one we now operate in Chicago.

These schools enjoyed a very successful first year of operation and they are looking forward to their second year. In addition, Minnesota recently added to the high school program the past year and should also have a strong second year.

When I look back each year, I am always amazed at the accomplishments of our employees. This past year was no exception. Some of the most noteworthy were, our product development group continues to develop world class content as we added 29 new proprietary courses, including an exciting new basal math program for grades K-5 that follows the recent national math advisory panel guidelines. We will also be introducing a state of the art interactive remedial reading program for students in grades 3-5 that offers the potential for students to catch up several years in one year.

We have launched a new learning management system for grades K-8 which has an enhanced user experience and supports adaptive course content. This will help elevate online learning to the next level.

We also now have the ability to fully train teachers online. This online training uses the same platform tools that teachers use every day when working with their students. To date, nearly 1,000 teachers have participated in this training.

We have enhanced our portfolio of intellectual property by filing for seven patents related to our new content and learning management systems.

We renewed contracts with six of the major schools we serve, and signed new contracts with 55 school districts. We expect our direct sales to school districts to progress steadily as more choose to offer online courses and seek out our award winning curriculum.

We won the lawsuit in Illinois that had challenged the legality of the Chicago Virtual Charter School.

We signed a deal with the University of Maryland University College to enable our high school students to earn dual credit towards a college degree.

We continue to see steady increases in enrollment in the K12 International Academy, a fully accredited tuition-based online private school. It now serves students for over 36 different countries. While not yet profitable, we are encouraged by the high growth in this business.

We expanded enrollment caps in Texas and South Carolina, and will continue to work to eliminate caps wherever they exist so that every child can have access to our high quality education. We were able to save over $4 million in the past year by streamlining our cost structure.

We achieved outstanding academic results in our classroom pilot programs, and had our contract with the state of Mississippi renewed. We continue to improve our academic model to provide more and more individualized learning.

We also improved our high school offerings significantly. We now are at the stage where almost all the courses for our high school are proprietary. We have created a more cohesive and relevant experience for a broad range of high school students and our high school catalog has now grown to over 160 semester courses, over three times the number that a four-year high school student might typically take.

This provides the virtual high school student with more flexibility and choice than a traditional brick-and-mortar high school. Moreover, we added a number of tools and social activities as differentiated offerings and, ultimately, provide our high school students with a superior experience.

For the coming year, we added two new states, Oklahoma and Wyoming. While these schools will be relatively small in their first year, we would expect these schools to grow quite rapidly and be a significant part of K12’s future.

While it is obviously quite late, there is a possibility that other new states could still be added this year. We are keeping with our policy of not announcing new states until all details have been finalized.

As we have previously stated, our goal is to add two to three new states per year, and we are pleased to have the opportunity to serve families in Oklahoma and Wyoming. We believe these state additions reflect the growing acceptance of virtual education and the high quality and value that K12 delivers for taxpayers, as online public schools are generally funded at a lower per pupil rate than the traditional brick-and-mortar option.

The delivery of materials to customers has never been better than the current year. Our operations team did a fantastic job this year. As many of you know, we ship a tremendous amount of physical materials. The scale is becoming quite impressive. For example, the volume of paint we ship for art supplies this year is sufficient to paint I-95 from New York City to Washington, D.C. Our materials were delivered to homes with tremendous precision and timeliness. We transitioned to a new logistics vendor in the spring. This transition went smoothly, and this vendor has performed spectacularly. Almost every customer received their materials on time and often within five days of enrollment.

We remain optimistic about the coming year and expect strong revenue growth. While it is still early, and September is a large enrollment month, we expect to grow rapidly in an environment when many companies are shrinking. We will achieve this growth despite anticipated decreases in reimbursement from many of our states. These price decreases could be as much as 5%, although it currently looks like they will be lower.

At the current time, taking everything into account, we believe our revenue growth will be approximately 20%. I want to emphasize that it is too early to make more definitive statements and many things are still in flux.

Additionally, it is possible we will add new states and expand enrollment caps in the near term. However, these positive developments may not materialize, and could be offset by negative events.

We are thankful to be attracting significantly more students and increasing our geographic footprint. Moreover, we expect our EBITDA margin to increase by 100 to 200 basis points as we continue to gain scale and become more cost efficient. Our revenue growth and increased EBITDA margins are a significant accomplishment, and a tribute to the innovativeness and the industriousness of K12 employees.

At the IPO, we promised revenue growth of 25% per year and EBITDA of 35% per year. Since then, we have had a constant annual growth rate of 39% for revenue, and 69% for EBITDA for the past two years. This leads us to believe that we can continue to grow at healthy rates and we plan to seize this opportunity.

We believe the best way to build long term shareholder value is to focus our energies or fulfillment of our manifest destiny to provide every child with access to our world class curriculum and instruction regardless of their location or economic status. In summary, we have had a great year and we expect a bright future. I will now turn over to John Baule to walk you through the year-end financial results.

John Baule - K12 Inc. — COO, CFO

Thanks Ron. I may have said once or twice before that you cannot think about our business on a quarterly basis, but really need to think about it on an annual basis. Now that we have reached the end of our fiscal year, I will focus my comments on our full year performance as well as providing some comparisons with the guidance that we provided previously.

During our first quarter call in November 2008, we indicated that we anticipated revenues for fiscal 2009 to be between $310 million and $320 million. Actual revenues came in slightly above the midpoint of this range at $315.6 million, a year-on-year increase of just under 40%. While this level of growth would be good in any year, it is especially noteworthy given the recession-related headwinds that the Company battled all year.

During that same call, we projected that our operating income would be between $19 million and $22 million for the year. We exceeded this slightly with operating income of $22.3 million. As a percentage of revenue, this represented an increase of 130 basis points over the prior year to 7.1%, and it reflects our increasing scale and cost related efficiencies.

EBITDA, the measure we use internally to manage our business, also came in a bit above our guidance at $43.2 million. At 13.7% of revenues, this represented a 240 basis point improvement over fiscal 2008. The year–on-year improvements in operating margins were largely attributable to scale on our corporate overhead.

Selling, administrative and other costs declined by 450 basis points, with all of that decline coming from the non demand generating component of that expense line. Selling and marketing costs, the demand generating component of the line, increased slightly as a percentage of revenues.

In addition, product development expenses which were flat in dollar terms declined 120 basis points. These declines offset a 440 basis point increase in instructional costs of the services attributable to an increase in the percentage mix of managed school enrollment to 85.4% from 82% in the prior year, and to an increase in the percentage mix of high school students relative to total students from 13.5% of total enrollment to 18.5%.

Moving down to P&L, the combination of low yields on our cash balances, and interest expense on the capital leases we utilize to finance our student computer purchases, resulted in net interest expense for the year. Our book tax rate for the year was 45.1%.

However, due to net operating loss carry forwards, we paid minimal cash taxes. At the end of the fiscal year, the Company still had approximately $68 million in net operating loss carry forwards.

Net income per share for the year was $0.42. This compares with pro forma earnings per share in fiscal 2008 of $0.26, and represents an increase of approximately 62%.

Taking a look at the balance sheet, during our third quarter call in May 2009, I spent some time discussing the seasonality of our balance sheet accounts and explained that our receivables trend down over the course of the fiscal year, reaching their lowest levels at year-end. The full year results proved this out as accounts receivable declined from approximately $76 million at the end of the third quarter to $53 million at the end of the fourth quarter, a DSO of approximately 60 days.

Likewise, as anticipated, deferred revenues dropped to their lowest levels as the school year came to a close. And finally, in the last call we discussed the acceleration of inventory purchases into the third quarter, and predicted that inventory levels would fall within the $31 million to $34 million range at year end, which they did, ending the year at approximately $32 million.

To close, let me make a few comments with regard to fiscal 2010. As Ron indicated, we are in the midst of our enrollment season and the variables of opening enrollments and state funding are still in flux. The current turbulence in the economic environment further diminishes predictability. Based on current trends, revenues are expected to exceed $375 million in 2010.

We believe that the increase in revenues will be driven primarily by enrollment growth as student funding levels are expected to decline modestly. Notwithstanding these funding reductions, we anticipate that EBITDA margins will increase by 100 to 200 basis points in fiscal 2010. We also expect to achieve our goal of being free cash flow positive in 2010.

Overall, I think it was a solid year for K12 and I hope these comments were helpful. And now I will hand the mic back to Ron.

Ron Packard - K12 Inc. — CEO

All right, at this time we will take any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). And your first question comes from the line of Suzi Stein with Morgan Stanley.

Suzi Stein - Morgan Stanley — Analyst

Hi. I am just curious. As you renewed contracts, were there any major changes that we should know about, any trends as far as the details that you have with the individual schools?

Ron Packard - K12 Inc. — CEO

No, in most of our schools, in almost all of our schools we were renewing contracts along similar terms and lines as we had originally. So we have not had any major changes in any of our major contracts.

Suzi Stein - Morgan Stanley — Analyst

Okay, is there any update on what is happening with Agora?

Ron Packard - K12 Inc. — CEO

Agora right now, the lawsuit and administrative proceedings are interrelated. The Federal Magistrate is now exploring a resolution. Because of the litigation I cannot say much more than at this moment in time, but we are optimistic that the children of Agora will continue to have their option for a long time to come. And we are going to do everything possible to make sure these children are served.

Suzi Stein - Morgan Stanley — Analyst

Okay, and then just a final question. On the 20% guidance that you gave for revenue growth, is that, would you consider that a conservative view given the uncertainties in the environment? Is that a number that could potentially be higher if —?

Ron Packard - K12 Inc. — CEO

All I can say is there is a lot of things in flux right now, and you have an environment with a lot of fiscal issues and we are early in the season. Labor Day came later. There is a whole series of things going on.

It is just a little early to give definitive guidance. That is why we wait until the November call, but we wanted to give you some indication. But I think we make what we say we are going to make. That has been our history.

Suzi Stein - Morgan Stanley — Analyst

Okay, great. Thank you.

Operator

Your next question comes from the line of Sara Gubins with Bank of America/Merrill Lynch.

Sara Gubins - Banc of America/Merrill Lynch — Analyst

Hi, thank you. Could you talk about student retention? And I am wondering why there was there a slightly greater sequential drop from the third quarter to the fourth quarter this year than we have seen in past years?

Ron Packard - K12 Inc. — CEO

Retention, remarkably over the years, retention has been relatively consistent, fluctuating up and down by a couple of points, so there is — we do not believe there is any long term thing going on that is different. I would have to get into details to figure out why the last quarter enrollment might have dropped more.

But remember, in the previous years, we had added some states midyear. It depends on states being capped, what percentage mixes. It is a very complex number because the portfolio in states makes a huge difference. In some states you can add kids in the year. Other states you cannot. So it is a very complex thing to answer. We have not seen any significant changes in retention. Go ahead, John.

John Baule - K12 Inc. — COO, CFO

Our schools also looked pretty carefully at the enrollment levels towards the end of the school year because as they approach the state test, there are some, if we find kids who really have not been participating, we want to move them out before you get to that point.

Sara Gubins - Banc of America/Merrill Lynch — Analyst

Okay, and then could you tell us what same school enrollment growth was in the fourth quarter, or for the full year, excluding the states that you have added over the year?

John Baule - K12 Inc. — COO, CFO

For the full year, Sara, let me come back to you on that exact number.

Sara Gubins - Banc of America/Merrill Lynch — Analyst

Okay, and what are you expecting in terms of the new states for next year to contribute for enrollment?

Ron Packard - K12 Inc. — CEO

Like as a mentioned, we do not believe the whole portfolio in new states is in yet.

Sara Gubins - Banc of America/Merrill Lynch — Analyst

Yes, I am just wondering about the ones that have already announced, the two that you have already announced?

John Baule - K12 Inc. — COO, CFO

They are going to have relatively small starts. Wyoming and Oklahoma are not —

Ron Packard - K12 Inc. — CEO

It is not going to be a huge —

John Baule - K12 Inc. — COO, CFO

— in the first year.

Ron Packard - K12 Inc. — CEO

That is right. And again, Wyoming is still building up enrollment. So, again, these new states, they build up all the way through. So we will know better in November.

Sara Gubins - Banc of America/Merrill Lynch — Analyst

Okay, and then this last question. For your expectation of 100 to 200 basis point improvement in EBITDA margins next year, could you give some more detail about where you expect that to come from in terms of the cost line items?

Ron Packard - K12 Inc. — CEO

Well, I think it is coming from everywhere, in the sense that we have basically, we did a lot in the middle of last year to adjust for what happened with the funding cuts. And going from one year to the next year, we have a lot more flexibility in how we make those things, so we literally have gone through every single line in our cost structure and continued to optimize it. So it is decreased prices from vendors, and it is more leverage on our corporate employees.

John Baule - K12 Inc. — COO, CFO

The one place that it will not come, and I tried to highlight this in my comments, is we really keep trying to focus on putting more and more money into generating demand, and investing in things that are growth for the business. So it will come from the continued scale and leverage we get on our overhead, not demand. If you were to look at selling and demand generating expenses separately, you will see they are actually increasing a little bit in the percentage of revenue.

Sara Gubins - Banc of America/Merrill Lynch — Analyst

Okay, thank you.

Ron Packard - K12 Inc. — CEO

You’re welcome.

Operator

Your next question comes from the line of Amy Junker with Robert W. Baird.

Amy Junker - Robert W. Baird — Analyst

Good morning, thanks. I do not mean to harp on your initial guidance and I appreciate that it really is initial, but as I look at the 20% revenue growth, what I am trying to understand, Ron, are your comments that you do not expect the revenue per student to be down more than 5%. I would think that offsetting some of that should continue to be this positive mixed shift towards managed schools.

So when I back into that, that tells me that enrollment is going to be up something less than 25% on a total basis, which does not match up with expectations for 25% same state growth plus any incremental you would get from new states. So could you just talk through some of those components and help me understand that?

Ron Packard - K12 Inc. — CEO

I think, when I give a 5% number, I am looking at revenue per student on a macro basis so that is, when I say that, that is what I mean. So it does not necessarily reflect on what any individual state increase is. So I hope that helps you.

I think you can read too much into what I said, but essentially, we have been working towards 25% growth. That is our goal.

We will see significant price decreases, we know, in several states as we speak. September is, I think, our second largest enrollment month. So we will not know where enrollments are conclusively until literally the next call.

Amy Junker - Robert W. Baird — Analyst

So, and then, just as a follow up to that, does the 20% revenue growth, is that what you feel you can do given the enrollment you have today? In which case, if you enroll more students, if you get additional states than the two that you have already announced, that would drive incremental revenue to that 20%?

Ron Packard - K12 Inc. — CEO

I guess the answer is there are upsides and downsides to that 20%. Given where we are at this moment in time, that is what we are willing to safely say we are going to do.

John Baule - K12 Inc. — COO, CFO

I think when we get to the November call we will give a lot more detail in our guidance.. We will know where we came out.

Amy Junker - Robert W. Baird — Analyst

Okay.

Ron Packard - K12 Inc. — CEO

We are comfortable saying approximately 20%.

Amy Junker - Robert W. Baird — Analyst

Okay, great. If I can just move on to maybe some of your other initiatives, Ron, you made some comments about the international school. Can you talk about — do you have any other pilots in place or any other schools you are planning to open internationally, what your plans are there?

Ron Packard - K12 Inc. — CEO

Well, the pure virtual nature of it, we have the thing in Dubai. We are looking at whether, about other facilities. We are trying to understand how Dubai does now in this coming year and what the profitability of it is. But it, the international enrollment has grown by over 100%. So the business is ramping up quite quickly, but a large part of that growth are people who are not in Dubai, obviously. They are in 36 different countries.

Amy Junker - Robert W. Baird — Analyst

Sure.

Ron Packard - K12 Inc. — CEO

But it is growing at still a triple digit rate. So we are feeling good about where that is, and we are really evaluating the economics. Does it make sense to have additional facilities around the world?

Amy Junker - Robert W. Baird — Analyst

Great, and then can you also just touch on your, I guess I am going to call it, your direct to consumer business where you are selling kind of one off courses to families who are not enrolled in your full school, any initiatives there to help drive that business to be bigger? And then also if you could touch on selling, kind of similarly selling maybe one off courses into the classroom, what kind of initiatives are in place for that?

Ron Packard - K12 Inc. — CEO

Yes, sure. The consumer business, it grew significantly. We have not pushed a lot of initiative into that effort. I think going into the kinds of retail sales model, which however you distribute it in a deep recession may not be the best thing, or the best time for it at least.

But it grew significantly regardless of that. And I think the sales of the signups of districts — we signed up 55 district partners. That part of the business where districts are buying individual courses or in some cases entire self-managed schools is growing rapidly. We have hired several sales people. And we are hiring more. So we are expanding that business quite rapidly.

We are very pleased with the growth of that, actually.

Amy Junker - Robert W. Baird — Analyst

Great, and last question just for John, do you have any indication of what the tax rate might look like as you head into 2010?

John Baule - K12 Inc. — COO, CFO

I would say we will give you a lot more detailed guidance on that, more detailed guidance next quarter, but I would think hopefully it is going to trend down a little bit over time. There are a lot of variables to that, especially the international side, and also some of the pending tax legislation that may impact it.

Amy Junker - Robert W. Baird — Analyst

Sure, understand. Thanks, I’ll pass it over.

John Baule - K12 Inc. — COO, CFO

Can I, before the next question, let me just respond to Sara’s question previously? Our same state enrollment growth was 29.9% for the full year versus, and total enrollment growth was 34.5% for the full year. For Q4, the same state enrollment growth was 26.9% and total enrollment growth was 31.3%. Next question?

Operator

And your next question comes from the line of Jeff Silber with BMO Capital Markets.

Jeff Silber - BMO Capital Markets — Analyst

Thanks so much, John, actually just to follow up on that if you can. On prior calls you have segmented your enrollment growth between managed schools and non-managed schools, and high schools and non high schools? Can we get those numbers as well?

John Baule - K12 Inc. — COO, CFO

Yes. I am going to have to come back to you on that one too. I have got another cheat sheet for that, but we can give you a sense of that. Definitely what we said is that managed school enrollment increased as a percentage of revenues.

That would not change noticeably across the quarters, but for the full year it went from 82% to 85.3%. And we generally would expect that might continue to trend upward slightly because when you add a managed school, you tend to add hundreds or even thousands of students, whereas a lot of the non-managed enrollments tend to be small programs.

Jeff Silber - BMO Capital Markets — Analyst

So based on the expected mixed shift over the next year and using your guidance that you have given, should we expect gross margins to trend down over next year?

John Baule - K12 Inc. — COO, CFO

No, I am not ready to go there. All I can really say from a profitability standpoint is we think we will be able to continue to grow our EBITDA margins by 100 to 200 basis points. And that will come from all the lines. And we definitely are looking at expenses on every, on any expense that we feel that we can reduce, we will do.

Jeff Silber - BMO Capital Markets — Analyst

All right, fair enough. In the prepared remarks you talk a little bit about enrollment caps and potential expectations for those to be lifted. Can you remind us what states you are operating in right now where there are enrollment caps?

Ron Packard - K12 Inc. — CEO

Yes, I can do that. We have enrollment caps in Texas. We have enrollment caps in South Carolina. We have enrollment caps in Hawaii. We have enrollment caps in Chicago. We have enrollment caps in Arkansas. And we have kind of a softer cap right now in Georgia for this past year.

Jeff Silber - BMO Capital Markets — Analyst

Again, are you bumping up against those caps in all those locations?

Ron Packard - K12 Inc. — CEO

There is no place that we have a cap where — in Oregon there is also a cap, and there is no place that we have caps where I believe we are not at the cap.

Jeff Silber - BMO Capital Markets — Analyst

Okay, great. Just a bigger picture question, in terms of some of the stimulus money, and I know it has trickled down a little bit slower than people have expected, but are you seeing any movement along the lines where any states are allocating some of that stimulus money to companies like yours?

Ron Packard - K12 Inc. — CEO

Certainly not directly have we seen that. I think we indirectly benefit as the state stabilization funds limit what the size of the cuts are in the various states. We see the benefit of the stimulus dollars that way. We will extend it, you know Title I and funding has increased, and our children who are Title I eligible will see benefits that way, but no direct allocation to innovative companies or anything like that.

Jeff Silber - BMO Capital Markets — Analyst

John, I can follow up offline and get those numbers from you. That is fine.

John Baule - K12 Inc. — COO, CFO

Okay, thanks Jeff.

John Baule - K12 Inc. — COO, CFO

They will also, by the way, they will also in be in our 10-K, which will be coming out in a day or two here, so.

Operator

Your next question comes from the line of Ariel Sokol of Wedbush.

Ariel Sokol - Wedbush Morgan Securities — Analyst

Good morning, everybody. A couple of granular questions, the first question, the 5% number that was alluded to with respect to funding declines in states, does not include or exclude federal stimulus aid?

Ron Packard - K12 Inc. — CEO

That is a very rough number that I said could be that much. It would be the net effect.

Ariel Sokol - Wedbush Morgan Securities — Analyst

Okay, great. And then, in the Q2 conference call, you guys talked about some rather extensive investments you are making in the business. Is it fair to say that the 100 to 200 basis points includes still a number of significant investments in the business, or is it possible that you are potentially curtailing investments?

Ron Packard - K12 Inc. — CEO

No, we are not curtailing investments in the business. To generate demand the things that we are doing, there is nothing of any strategic importance that we have curtailed.

Ariel Sokol - Wedbush Morgan Securities — Analyst

Okay, and then just with respect to kind of EBITDA, basis point improvement versus operating, which I think was an issue last year, do you have a sense of where the growth rate and depreciation amortization will be and will it grow at the same rate as operating profit?

John Baule - K12 Inc. — COO, CFO

I’m sorry, Ariel, could you repeat that question?

Ariel Sokol - Wedbush Morgan Securities — Analyst

Sure. Do you anticipate that the growth rate of depreciation amortization fiscal year 2010 will be similar to the growth rate of operating profit? I just want to make sure that —

John Baule - K12 Inc. — COO, CFO

I would expect amortization and depreciation to probably grow slightly faster simply because of the amount of courses that we added when we billed out our proprietary high school courses, kind of that waterfall concept.

Ariel Sokol - Wedbush Morgan Securities — Analyst

Okay, great. And then the next question. With a 20% revenue growth rate, presumably you are increasing as well kind of capital leases, I just want to get a sense with respect to the interest expense line item, do you anticipate that being more or less than the number in fiscal year 2009? I understand you guys are generating some free cash flow.

John Baule - K12 Inc. — COO, CFO

We do believe we will be free cash flow positive. I am not really ready to comment yet on interest expense trends, though I will say that like anybody will benefit from declining interest rates on leases.

Ariel Sokol - Wedbush Morgan Securities — Analyst

Great, and then the last question with respect to CapEx, is there any sense of how CapEx in fiscal year 2010 will trend relative to distribute 2009? Do you get a benefit?

John Baule - K12 Inc. — COO, CFO

What we have said in previous calls was that we expected capital expenditures in dollar terms to be relatively flat to up slightly and capital expenditures as a percentage of revenues to continue to decline over time.

Ariel Sokol - Wedbush Morgan Securities — Analyst

Okay, thank you.

John Baule - K12 Inc. — COO, CFO

And that includes the student computers, which will continue to increase at rates closer to enrollment growth

Ariel Sokol - Wedbush Morgan Securities — Analyst

Thank you.

Operator

And you next question comes from the line of Kelly Flynn with Credit Suisse.

Kelly Flynn - Credit Suisse — Analyst

Thanks. Sorry to revisit this issue, I know a couple of people have asked already, but just to clarify on that $375 million plus revenue target, is that based on negative 5% revenue per enrollment and 15% enrollment growth?

John Baule - K12 Inc. — COO, CFO

The $375 million level that I set is based upon all the variables we know about today, everything we know about funding and enrollment levels today.

Kelly Flynn - Credit Suisse — Analyst

Right, but what is the enrollment, what are your enrollment assumptions and your revenue per student assumptions underlying that $375 million?

John Baule - K12 Inc. — COO, CFO

Yes, I think that is the part we would rather provide in more detail in November when we know, but what we do is similar to last year. We will tell you where we think kind of the —

Ron Packard - K12 Inc. — CEO

Well, we have assumed significant price decreases in that number.

Kelly Flynn - Credit Suisse — Analyst

Okay, then, just to follow up then more qualitatively, based on the 25% target you have set out previously and the new guidance, I would think you would be disappointed with your enrollment as well as the revenue per enrollment. Is it fair to say the enrollment has been disappointing and if so, what are the factors that are contributing to that disappointment? Is it, is there some type of inertia, if you will, related to the economy, or what is going on here?

Ron Packard - K12 Inc. — CEO

Kelly, you are asking a pretty difficult question. First and foremost, let me just say, I am extremely happy to be growing at 20% in this environment. So I make no apologies for performing like this in this environment, and so let’s start with that.

Now with regard to what — I do not think anybody had ever forecast a recession like this before. I can go back 50 years, and I cannot find places where price decreases have happened in reimbursements of schools. So we are dealing with an unprecedented environment.

And, as I mentioned, there are a lot of things in flux, so we do not know the certainties. We have a habit of trying to make what we say we are making. And so when we give these numbers, we are going to make these numbers. We are going to going to do everything possible to make these numbers.

So I want to be very careful that we make no apologies for growing at the rate we are growing. We think it is fabulous.

Now with regard to enrollment trends, there are lots of things going on. There are some states that we have kind of soft caps on that, that came as a result of some political discussions and things that have limited some of the enrollment growth. So there are certain things like that that come into play over the course of enrollment season that you are not necessarily aware of. So you take out one or two states that are quite large, that you do not grow, it will change enrollment growth. So I would not want to say there is something endemic. There are, obviously, we have some families where the learning coaches need to go back and work. There are lots of things going on, on other cases you may have with learning coaches or homes.

So I do not think we are ready at this point in time to make a blanket statement about what is going on in the economy with regard to enrollment growth. But I will say is that we are quite happy given the price decreases to be growing at the rate we are growing, and more importantly, to be growing EBITDA at the rate we are growing it, despite having top line price cuts that are that significant.

Kelly Flynn - Credit Suisse — Analyst

Yes, I appreciate that. Don’t get me wrong. I am trying to give you the opportunity to explain kind of things you might not understand about the economy could be sort of sneaking up on the enrollment picture.

Ron Packard - K12 Inc. — CEO

The only thing I can tell you is that you, obviously, if you look at the unemployment numbers that are out there, it is not a universal unemployment. You have a much higher unemployment with men than with women.

And we do hear anecdotal stories of women who need to go back to work to support the family and, obviously, that could have some negative effect. There could be positive things offsetting that, but we know anecdotal stories of that happening. But other than that, I would not want to say there is something in this environment that is dramatically changing enrollment growth at this time.

Kelly Flynn - Credit Suisse — Analyst

Okay, and then just a final follow up, I know you tread lightly on this, but on your website there are mentions of Virginia, Alaska and Missouri. What are we to make of that?

Ron Packard - K12 Inc. — CEO

I think you can make that those are places where we are fairly serious about trying to open schools. We are very careful about not doing anything until the “i’s” are dotted and the “t’s” are crossed, but obviously when we put it on our website, it means there is significant activity there.

Kelly Flynn - Credit Suisse — Analyst

Okay, thank you very much.

Ron Packard - K12 Inc. — CEO

Thank you, Kelly.

Operator

Your next question comes from the line of Charles Kantor with Neuberger Berman.

Charles Kantor - Neuberger Berman — Analyst

Good morning, everyone. I guess I have two unrelated questions. Just on the last question, in terms of the revenue guidance, is it correct to assume that it would not contemplate any state where the “i’s” are dotted, where the “i’s” have not been dotted and the “t’s” have not been crossed, or do you implicit in your guidance provide some probability that some of that revenue will come through? So underlying that question is, is if those things get finalized, is that all upside or is some of that already in the numbers?

Ron Packard - K12 Inc. — CEO

If those things get finalized, they would be upside.

Charles Kantor - Neuberger Berman — Analyst

Okay, thank you.

Ron Packard - K12 Inc. — CEO

We do not build in things that have not happened.

Charles Kantor - Neuberger Berman — Analyst

Fine. My second question is on the demand generation side, I was hoping you could maybe be a little bit more granular in terms of the strategies you are deploying, the experiences you are having, and how you learn more through what is effective and not effective, how that plays out?

Ron Packard - K12 Inc. — CEO

Well, that is right. It is a continually improving process. So if you look over time, we have now, we constantly have introduced new methods and different types of banner ads and different types of search we do, and we continually refine the results to figure out what is the most effective to do more of that.

And I would say we are constantly evaluating. It is almost on a bi-weekly basis. So the tactics are constantly evolving and I am hoping every year we do this we get better and better.

And I would add, as we grow larger, we have grown in the last two years far more than I thought we would two years ago, and that fact is, as you reach deeper and deeper in the population, you need to have different tactics to reach deeper in. So we constantly learn about what those tactics are.

Charles Kantor - Neuberger Berman — Analyst

Is it correct to assume that underlying your margin expansion, is an assumption that the dollars you spend on demand generation, on a percentage increase basis, is growing at a faster level than the top line?

Ron Packard - K12 Inc. — CEO

Certainly pretty close to the top line, whether it is faster of slightly slower may depend on the year, but it is certainly growing in line with the top line. The efficiencies, they are not coming in demand generation, per se. They are coming in the natural scaling of the business and all those operations of the field, the materials, the computers, the leveraging of corporate overhead, all the traditional things on a business scale. But the demand generating is generally, we think over a long term, growing very close to the rate of the top line.

Charles Kantor - Neuberger Berman — Analyst

As you look at your overall advertising and kind of lead generation budget for this year relative to last year, are there meaningful shifts across different mediums? By that I mean are you spending maybe more on TV, more on the Internet, less on — I am just trying to get a feel for where you think you are going to have the most success on a broader basis.

Ron Packard - K12 Inc. — CEO

Charles, there are significant shifts that have happened across the medium in the last year. I would rather not get into details on them because I think some of it is a competitive advantage as to what works.

Charles Kantor - Neuberger Berman — Analyst

Okay, fair enough. Thank you.

Ron Packard - K12 Inc. — CEO

Thank you.

Operator

Your next question comes from the line of Todd Young with Morningstar.

Todd Young - Morningstar — Analyst

Good morning.

Ron Packard - K12 Inc. — CEO

Good morning, Todd.

Todd Young - Morningstar — Analyst

I wanted to talk about the product development expense for the year is relatively flat and in the quarter it grew substantially. I was just wondering how we should think about that going forward. I know you mentioned that the high school development curriculum is pretty much all internal at this point. I was just wondering how we think about that line item?

John Baule - K12 Inc. — COO, CFO

Well, what we have said in previous guidance is that one of the reasons that it was relatively flat is because we have gotten very efficient in terms of managing our utilization of our product development group. A lot of the courses that we developed for an upcoming year tend to complete, the courses are completed in March, April, that time frame, so you have a lot of people who sort of roll off projects, and your utilization may be impacted by that in the fourth quarter.

Going forward, we think that we, obviously, need a good strong product development group, but we think that is a line item that probably would grow at 10% or less.

Todd Young - Morningstar — Analyst

Okay, and then just one follow up, I just want to clarify. You were talking about the enrollment caps and the states that you have caps. Did you say that you are up against all those caps and there is pretty much no room in those states at this point with those caps?

Ron Packard - K12 Inc. — CEO

Without getting a caps increase, that is correct.

Todd Young - Morningstar — Analyst

Okay, thank you very much.

Ron Packard - K12 Inc. — CEO

Thank you.

Operator

And you next question is a follow up from the line of Amy Junker with Robert W. Baird.

Amy Junker - Robert W. Baird — Analyst

Hi, thanks. Ron, I just wanted to revisit one thing. You talked about the soft caps that are happening in a couple of states and I was hoping you could talk to, we have had Obama and Arnie Duncan being very vocal, positively for charter schools and trying to encourage states, is it your, to broaden out their exposure there, but is it your experience that the states really are not listening?

They have their own agenda. How much influence have they had on state’s decisions and if you can just give us a little more color on what you meant by soft caps and perhaps what states you are referring to? That would be helpful.

Ron Packard - K12 Inc. — CEO

Sure. In general, I would not go as far as you are saying. I think the tailwind is being provided by the President and the Secretary of Education. And they are very positive on school choice and very positive innovation. And I think we will see the benefits of that and I think a lot of states are responding. How much they respond has yet to be seen.

So I do not, I think we are going to be generally benefited. I think states will certainly listen. There is a huge carrot in terms of getting the “Race to the Top” funds and having school choice and the right information systems et cetera. So I think we are going to benefit from that.

Sometimes as you grow, you are going through second, third year in a state, and there are some things that a state wants done, or you have to go through a new procedure and in that process we are not pushing enrollments at the same level we normally would. And I do not want to comment any more than that or the specific states.

But I will say this. If you have one or two states that grow at slower rates because you voluntarily have done that, then it is going to affect your overall enrollment growth in our case, and that is part of — there are only two states like that at this moment in time.

Amy Junker - Robert W. Baird — Analyst

And if you could just comment, and then I will leave it be, but your expectations, do you, despite this very tough environment that we are in now, and you are right, it is commendable that you are continuing to grow at least 20% and maybe higher than that, but I just want to make sure that you still feel that you can grow revenue at a 25% level over the next whatever timeframe you want to give, three years, five years, or because your growth has been so rapid, and you have had so much success so far, is that perhaps more challenging to achieve that going forward?

Ron Packard - K12 Inc. — CEO

I am not smart enough to think five years out. We can start with that. But I see no reason to believe that we will not be able to continue to make our goals with regard to revenue growth, enrollment growth, et cetera.

Generally, I think we said 25% revenue growth and 35% EBITDA growth. I will say the business is scaling far better than I had envisioned and productivity increases are — to me it is amazing what we have been able to do, or I should say what our employees have been able to do.

So when you look at the overall size of the market it is hard to believe we cannot continue to do that in the sense on one, we are still only covering half the states in the country and a significant portion of those have caps. We would grow at that rate for three years if they just released the cap.

We could sustain that growth rate because some of the states that the caps have been in place are some of the largest demand states in the country. So just that would allow that to happen for three years, forgetting the same state enrollment rate that we are currently in, and I think when I look at the number of public schoolers and the number of home-schoolers in there, we have, there are 2 million kids being home-schooled in the United States.

You can just use that as a general proxy, even though only one out of four kids that come to us, or one out of five were actually home-schooled. We are only, we are not even at 100,000 yet. So to think why there is any reason why we cannot continue to grow at that rate, I cannot think of one. When I do the market size and where we are, I do not see that.

Obviously, any crisis like that actually hurts your revenue growth quite significantly. If we had had the 2% to 4% increases the last two years, our revenue might be $20 million higher or $30 million higher next year. So I do not see any reason why are not — we are really not backing off from trying to do 25% revenue growth and 100 to 200 points of EBITDA improvement.

Amy Junker - Robert W. Baird — Analyst

Great, I appreciate that. Thanks.

Ron Packard - K12 Inc. — CEO

Thank you.

Operator

And there are no further questions in the queue. I will now turn the call back over the Mr. Packard for closing remarks.

Ron Packard - K12 Inc. — CEO

Great. Thanks everybody for joining the call. I would like to announce we are participating in the following conferences, Think Equity Growth Conference on September 15 in San Francisco, the BMO Back to School Conference on September 17 in New York, and the B of A Merrill Lynch Small Cap Conference on September 22 in Boston. And again, thanks everybody.

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